Exhibit 99.1

STRATA Skin Sciences Reports Third Quarter 2024 Financial Results and Provides a Corporate Update

HORSHAM, Penn., November 13, 2024 – STRATA Skin Sciences, Inc. (“STRATA” or the “Company”) (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, announces its financial results for the quarter ended September 30, 2024 and provides a corporate update.

Third Quarter 2024 Highlights

•	Revenue in the third quarter of 2024 was $8.8 million (-1% YOY) vs. $8.9 million in the third quarter of 2023
o	Global net recurring revenue in the third quarter of 2024 was $5.4 million (+2% YOY) vs. $5.3 million in the third quarter of 2023
o	Gross domestic XTRAC® recurring billings were $4.8 million (-2% YOY) in the third quarter of 2024 vs. $4.9 million in the third quarter of 2023
o	Revenue per domestic XTRAC® system increased to $5,332 (+2% YOY) on 873 systems during the third quarter vs. $5,233 per system on 929 systems in the prior year period

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Adjusting for a one-time expense of $1.8 million, total non-GAAP operating expenses in the third quarter of 2024 were $5.2 million (-7% YOY) vs. $5.6 million in the third quarter of 2023. The one-time item is an accrual following the resolution of a New York state tax audit covering the period from 2014 to 2017, which the Company recorded as a General and Administrative expense

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Non-GAAP operating profit, excluding the one-time accrual item described above, was $128,000 in the quarter, representing the first time the Company has generated an operating profit since the Company’s major refinancing in early 2018

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Domestic installed base of 873 XTRAC® devices under the Company’s recurring revenue business model at September 30, 2024 vs. 882 XTRAC® devices at June 30, 2024 and 923 XTRAC® devices at December 31, 2023, as the Company continues to realign its assets and remove underperforming accounts

•	Domestic installed base of 135 TheraClear®X devices at September 30, 2024 vs. 117 TheraClear®X devices at June 30, 2024 and 92 TheraClear®X devices at December 31, 2023

Recent Corporate Highlights

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Filed a complaint against LaserOptek, Monarch Laser Services, and The Pinnacle Health Group, citing unfair competition under federal and state laws regarding the marketing and sales of competitive laser devices. Following a joint stipulation by the parties, on November 8, 2024 a court order was entered in the United States District Court for the Eastern District of Pennsylvania enjoining LaserOptek, The Pinnacle Group, and all those acting at their direction from engaging in any sales, advertising, marketing or promotion of LaserOptek’s Pallas lasers that states or implies, directly or indirectly, that treatments with Pallas laser systems are reimbursable using CPT Codes 96920-96922. The court order also  barred LaserOptek and The Pinnacle Group from engaging in any sales, advertising, marketing or promotion of LaserOptek’s Pallas lasers in the United States that includes any false or misleading statements regarding the Pallas lasers or STRATA’s lasers.

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Closed a registered direct offering on July 23, 2024 that raised $2.1 million in gross proceeds through the sale of 665,136 shares of common stock at an average purchase price of $3.16/share, with participation from insiders and existing institutional shareholders

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Received approval for the XTRAC Momentum® 1.0 device in Japan and began immediate commercial rollout through the Company’s Japanese strategic partner and distributor JMEC Co., Ltd. Six Momentum units have already been placed in Japan under the Company’s recurring revenue business model that are included in the 19 XTRAC devices placed during 2024

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Announced a publication in the July 11, 2024 issue of the Journal of Cosmetic and Laser Therapy of a multi-treatment study finding the TheraClear®X Acne Therapy System reduced lesions and associated skin redness with improvement in skin texture and pore size after one to three treatments while being well tolerated, offering benefits as monotherapy and/or as an adjuvant

•	STRATA’s XTRAC® excimer laser was the focus of two lectures at the 75th Annual Meeting of the Chubu Branch of the Japanese Dermatological Association held in Nagoya, Japan

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The XTRAC® excimer laser was featured at the 2024 Fall Clinical Dermatology Conference held in Las Vegas in a poster presentation titled, Targeted 308-nm Excimer Laser: A Safe and Effective Solution for Inflammatory Skin Disorders. Additionally, numerous KOL speakers emphasized the significance of excimer lasers as a proven treatment option for psoriasis, vitiligo, and eczema

“The 2% year-over-year increase in revenue per XTRAC® system in the third quarter of 2024 illustrates progress in the Company’s turnaround. This increase compares favorably to roughly flat revenue growth per system last quarter and a decline of 10% in fiscal 2023 over fiscal 2022. This metric, along with essentially flat year-over-year revenue and global net recurring revenue in the third quarter, points to additional evidence that our business has stabilized,” commented STRATA’s President and CEO Dr. Dolev Rafaeli. “More importantly, gross margin as a percent of revenue continued to strengthen for the third consecutive quarter, reaching 60.3% in the third quarter, an improvement from 56.0% in the prior year period and up from 58.5% in the second quarter of 2024. Additionally, total operating expenses declined to $5.2 million in the third quarter from $5.6 million in the third quarter of 2023 and from $5.4 million in the second quarter of 2024. Altogether, these trends allowed us to generate a non-GAAP operating profit in the third quarter of 2024, the first time since 2018 that this has occurred.

“Our DTC efforts remain a key focus of our turnaround strategy, and we continue to see signs of execution on this front. During the third quarter we expanded the targeted geographies and initiated Spanish language advertisement. Thus far in 2024, we have scheduled over 1,900 DTC-driven new patient appointments, as compared to 8 in 2023, and exceeded the 1,643 scheduled in fiscal 2019 before the Covid-19 pandemic sharply curtailed office visits across the healthcare system.

“We continue to examine our installed base of XTRAC® devices in an effort to maximize their utilization.  Our domestic base of installed XTRAC® devices declined from 882 at the end of the second quarter to 873 at the end of the third quarter.  The combination of our renewed DTC marketing efforts and our efforts to maximize utilization of our XTRAC® devices with our dermatology partners helped us achieve the highest quarterly average revenue per device from our XTRAC® installed base since the end of 2022.

“TheraClear®X device placements continue to grow and reached 135 in the third quarter, up from 117 at the end of the second quarter. The adoption of the non-cash, insurance-reimbursed billing has accelerated in 2024 after being non-existent in 2023, as we have helped secure insurance pre-authorization for our partnered clinics in over 2,000 patients. Additionally, published studies, such as the one in the July 11, 2024 issue of the Journal of Cosmetic and Laser Therapy, continue to point to improved patient outcomes for the treatment of acne. At the recent 2024 Fall Clinical Dermatology Conference, a poster presentation titled, Targeted 308-nm Excimer Laser: A Safe and Effective Solution for Inflammatory Skin Disorders was presented that also highlighted the benefits of the TheraClear®X device

“We strengthened our balance sheet in July 2024 with a $2.1 million equity raise that had notable participation from existing shareholders and management. This financing, along with continued improving operating and financial performance, should help lead us to profitability and sustainable cash flow generation, which was the goal of our multifaceted strategy put in motion at the beginning of 2024,” concluded Dr. Rafaeli.

Third Quarter 2024 Financial Results

Revenue for the third quarter of 2024 was $8.8 million, as compared to revenue of $8.9 million for the third quarter of 2023.  Global recurring revenue for the third quarter of 2024 was $5.4 million, as compared to global recurring revenue of $5.3 million for the third quarter of 2023.  Equipment revenue was $3.4 million for the third quarter of 2024, as compared to $3.6 million for the third quarter of 2023.

Gross profit for the third quarter of 2024 was $5.3 million, or 60.3% of revenue, as compared to $5.0 million, or 56.0% of revenue, for the third quarter of 2023.

Selling and marketing costs for the third quarter of 2024 were $3.0 million, as compared to $3.0 million for the third quarter of 2023.  General and administrative costs, including the $1.8 million accrual for New York state taxes previously referenced, for the third quarter of 2024 were $3.7 million, as compared to $2.3 million for the third quarter of 2023.

Net loss for the third quarter of 2024 was $0.3 million, or a net loss of $0.08 per basic and diluted common share, as compared to a net loss of $1.1 million, or a net loss of $0.30 per basic and diluted common share, in the third quarter of 2023.

Cash, cash equivalents, and restricted cash at September 30, 2024 were $8.4 million.

Third Quarter 2024 Earnings Conference Call

STRATA management will host a conference call at 4:30 p.m. ET on Wednesday, November 13, 2024 to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

To listen to the conference call, interested parties within the U.S. should dial 1-844-481-2523 (domestic) or 1-412-317-0552 (international).  All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the STRATA Skin Sciences, Inc. conference call.

The conference call will also be available through a live webcast that can be accessed at STRATA Skin Sciences 3Q24 Earnings Webcast.

A telephonic replay of the call will be available until November 20, 2024 by dialing 1-877-344-7529 (or 1-412-317-0088 for international callers) and using replay access code 4851779.  To access the replay using an international dial-in number, please see here.

A webcast earnings call replay will be available approximately one hour after the live call and remain accessible until May 13, 2025.

Non-GAAP Financial Measures

STRATA has determined to supplement its consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), presented elsewhere within this report, with certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP gross profit, which excludes the non-cash expense of amortization of acquired intangible assets classified as cost of revenues, and non-GAAP adjusted EBITDA, “Earnings Before Interest, Taxes, Depreciation, and Amortization.”

These non-GAAP disclosures have limitations as an analytical tool, should not be viewed as a substitute for Gross Profit or Net Earnings (Loss) determined in accordance with U.S. GAAP, should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. STRATA considers these non-GAAP measures in addition to its results prepared under current accounting standards, but they are not a substitute for, nor superior to, U.S. GAAP measures. These non-GAAP measures are provided to enhance readers’ overall understanding of STRATA’s current financial performance and to provide further information for comparative purposes. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to Gross Profit or Net Earnings (Loss) determined in accordance with U.S. GAAP. Specifically, STRATA believes the non-GAAP measures provide useful information to management and investors by isolating certain expenses, gains, and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, STRATA believes non-GAAP measures enhance the comparability of results against prior periods.

Reconciliation to the most directly comparable U.S. GAAP measure of all non-GAAP measures included in this press release is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net loss	$(2,122)	$(1,053)	$(5,589)	$(7,036)

Adjustments:
Depreciation and amortization	1,239	1,449	3,738	4,274
Amortization of operating lease right-of-use assets	81	89	255	257
Loss on disposal of property and equipment	19	31	38	55
Interest expense, net	469	438	1,425	964
Non-GAAP EBITDA	(314)	954	(133)	(1,486)
Employee retention credit	—	—	(864)	—
Stock-based compensation expense	26	337	301	1,014
Inventory write-off	—	—	141	—
Loss on debt extinguishment	—	—	—	909
Non-GAAP adjusted EBITDA	$(288)	$1,291	$(555)	$437

XTRAC Gross Domestic Recurring Billings
XTRAC gross domestic recurring billings represent the amount invoiced to partner clinics when treatment codes are sold to the physician. It does not include normal GAAP adjustments, which are deferred revenue from prior quarters recorded as revenue in the current quarter, the deferral of revenue from the current quarter recorded as revenue in future quarters, adjustments for co-pay and other discounts. This excludes international recurring revenues.

The following is a reconciliation of non-GAAP XTRAC gross domestic billings to domestic recorded revenue for the third quarter and first nine months of 2024 and 2023 (in thousands), respectively:

	Three Months Ended September 30,		YTD
	2024	2023	2024	2023
Gross domestic recurring billings	$4,813	$4,883	$14,126	$14,675
Co-Pay adjustments	(84)	(85)	(247)	(256)
Other discounts	(19)	(29)	(76)	(87)
Deferred revenue from prior quarters	1,812	2,005	5,337	6,201
Deferral of revenue to future quarters	(1,867)	(1,913)	(5,580)	(5,943)
GAAP Recorded domestic revenue	$4,655	$4,861	$13,560	$14,589

About STRATA Skin Sciences, Inc.

STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing, and marketing innovative products for the in-office treatment of various dermatologic conditions, such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to consumer marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from fiscal, political factors, international conflicts, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
CORE IR
516-222-2560
IR@strataskin.com